EXHIBIT 99.1

United-Guardian Reports Strong First Quarter Earnings

HAUPPAUGE, N.Y., May 10, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that earnings for the first quarter of 2011 were the highest ever for the Company's first quarter, increasing from $0.22 per share in the 1st quarter of 2010 to $0.25 in 2011. Revenue was up slightly to over $3.6 million, and would have been substantially higher had it not been for the limited availability of one of the Company's primary pharmaceutical products.

Ken Globus, President of United-Guardian, stated, "We are very pleased that we were able to attain this level of revenue and earnings despite the fact that our most important pharmaceutical product, Renacidin® Irrigation, was in very short supply for the entire quarter due to production problems experienced by our outside supplier. Fortunately, the drop in Renacidin sales was offset by very strong sales of our cosmetic ingredients line, which enabled us to attain these strong sales and earnings.  Now that the production problems have been resolved we expect Renacidin sales to rebound strongly in the second quarter."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011 and MARCH 31, 2010

	THREE MONTHS ENDED MARCH 31,
	2011	2010

Net sales	$3,642,049	$3,576,915
Costs and expenses	1,981,736	2,032,616
Income from operations	1,660,313	1,544,299
Other income	66,070	92,270
Income before income taxes	1,726,383	1,636,569
Provision for income taxes	560,200	540,725
Net Income	$1,166,183	$1,095,844
Earnings per common share (basic and diluted):	$0.25	$0.22
Weighted average shares – basic and diluted	$4,596,439	$4,946,439

** Additional financial information can be found at the company's web site at www.u-g.com.**

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900